NORDSTROM
For Immediate Release
June 5, 2003
                                                              INVESTOR CONTACT:
                                                               Stephanie Allen
                                                               Nordstrom, Inc.
                                                                 (206)303-3262

                                                                 MEDIA CONTACT:
                                                             Shasha Richardson
                                                               Nordstrom, Inc.
                                                                 (206)373-3038

                   NORDSTROM REPORTS MAY 2003 SALES
                 ------------------------------------

    SEATTLE - June 5, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $449.0 million for the four-week period ending May
31, 2003, an increase of 8.5 percent compared to sales of $414.0 million for the four-week period ending June 1, 2002. Same-store sales increased 3.4 percent.
    For the month of May, same-store sales in full-line stores increased in all geographic regions. By merchandise division, same-store sales increased in the Designer and Bridge segments of Women's Apparel, as well as Cosmetics, Accessories, Men's Apparel, Shoes and Intimate Apparel.
Preliminary year-to-date (Feb. - May) sales of $1,774.4 million increased 4.7 percent compared to year-to-date 2002 sales of $1,694.4 million. Year-to-date same-store sales decreased 0.2 percent.

GAAP SALES PERFORMANCE
----------------------
The additional information we are providing in this section is to comply with the Securities and Exchange Commission's newly issued Regulation G. The company converted to a 4-5-4 Retail Calendar at the beginning of 2003. During 2002, the Company had reported monthly sales based on a 4-5-4 Retail Calendar. The Company believes that the 4-5-4 Retail Calendar provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. Sales performance numbers included in this press release have been calculated on a comparative 4-5-4 basis.

SALES RECONCILIATION ($M)
-------------------------

                                                      Dollar Increase/    % Change      % Change
                               May 2003   May 2002      (Decrease)       Total Sales    Comp Sales
                               --------   --------     --------------    -----------    ---------
     Number of Days GAAP            28        31
              GAAP Sales        $449.0    $460.2           ($11.2)           (2.4%)       (6.7%)
Less May 1-4, 2002 sales                  ($65.2)
 Plus June 1, 2002 sales                   $19.0
                               --------   --------
    Reported 4-5-4 sales        $449.0    $414.0            $35.0             8.5%         3.4%
                               --------   --------
     4-5-4 Adjusted Days            28        28

SALES RECONCILIATION ($M)
-------------------------

                                                           Dollar        % Change      % Change
                               YTD 2003   YTD 2002        Increase      Total Sales    Comp Sales
                               --------   --------      -----------     -----------    ---------
      Number of Days GAAP          120        120
               GAAP Sales     $1,792.6   $1,706.0           $86.6           5.1%         (0.9%)
        Less Feb. 1, 2003       ($18.2)
Less Feb. 1-2, 2002 sales                  ($30.6)
  Plus June 1, 2002 sales                   $19.0
                               --------   --------
     Reported 4-5-4 sales     $1,774.4   $1,694.4           $80.0           4.7%         (0.2%)
                               --------   --------
     4-5-4 Adjusted Days           119        119

FUTURE REPORTING DATES
-----------------------
    Nordstrom's financial release calendar for the next several months is provided in the table below. Please note that beginning this month, monthly sales will be reported before the market opens on Retail Sales Day (Thursday) instead of after the market closes on Wednesday.

                June Sales Release            Thurs., July 10, 2003
                July Sales Release            Thurs., August 7, 2003
                Second Quarter Earnings       Thurs., August 21, 2003

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 143 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 89 full-line stores, 47 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)             May      May        YTD       YTD
                                       2003     2002       2003      2002
                                       ----     ----       ----      ----
Total sales                          $449.0    $414.0   $1,774.4  $1,694.4
Total sales percentage change          8.5%      5.8%      4.7%      2.9%

Same-store sales percentage change
     Full-line stores                  3.6%      0.5%     (0.1%)    (1.8%)
     Rack and other stores             2.7%      5.3%     (0.9%)     2.8%
     All stores                        3.4%      1.1%     (0.2%)    (1.3%)

Number of stores (as of May 31, 2003)
     Full-line                          89         83
     Rack and other                     54         53
     International Faconnable boutiques 31         23
                                       ---        ---
     Total                             174        159

Gross square footage
 (as of May 31, 2003)             18,628,000    17,517,000

         Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
                                  ###